Exhibit 10.40

RESTRICTED STOCK UNIT SUBSTITUTION AGREEMENT

This Restricted Stock Unit Substitution Agreement (the “Agreement”) is made and entered into as of [Month, Date], [Year], by and between Kubota Pharmaceutical Holdings Co., Ltd., a Japanese corporation (the “Company”), and [Name] (the “Holder”).

WHEREAS, Acucela Inc. (“Acucela”) shall reincorporate under the laws of Japan (a “Redomicile Transaction”);

WHEREAS, in order to effect the Redomicile Transaction Acucela shall enter into the Agreement and Plan of Merger (the “Merger Agreement”) by and among Acucela, the Company and Acucela North America Inc., a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which (1) Acucela would be merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of the Company and (2) each issued and outstanding share of the Acucela’s common stock will be cancelled and converted into the right to receive one share of common stock of the Company (the “Merger”);

WHEREAS, Holder was granted restricted stock units under the 2014 Equity Incentive Plan, as amended (the “2014 Plan”) to acquire shares of Acucela common stock (the “Acucela Common Stock”) (each an “Acucela RSU”) as set forth on Exhibit B;

WHEREAS, the Merger Agreement provides that at the effective time of the Merger, all Acucela RSU granted under the 2014 Plan shall be cancelled, and in exchange therefor, each holder of such Acucela RSU will be awarded stock acquisition rights to purchase the shares of the Company common stock (each a “One Yen Stock Acquisition Right”) which shall (1) be exercisable for the same number of shares of the Company common stock (the “Common Stock”) as such cancelled Acucela RSU, (2) have an exercise price of one (1) yen per share of the Company common stock, (3) be subject to the same vesting schedule as such cancelled Acucela RSU, and (4) have material terms that are substantially similar to such cancelled Acucela RSU (to the extent reasonably practicable under Japanese laws and regulations and not rendered inoperative by the application of the after the effective time of the Merger and in a manner that complies with sections 409A of the Code (as defined in Exhibit A) so as to avoid imposition of additional taxes to the extent applicable; and

WHEREAS, the purpose of this Agreement is to evidence the substitution by the Company of the outstanding Acucela RSUs held by Holder at the time effective of the Merger and to reflect the grant of the One Yen Stock Acquisition Right in connection with the substitution by the Company in the Merger as set forth in in this Agreement.

1. Grant of One Yen Stock Acquisition Rights. The Holder has been granted share acquisition rights with an exercise price of one Yen as set forth on Exhibit C in substitution for the Acucela RSUs as set forth on Exhibit B. The terms and conditions of the One Yen Stock Acquisition Rights (the “Terms and Conditions of One Yen Stock Acquisition Rights”) are set forth in Exhibit D as required under the laws of Japan. Definitions are set forth in Exhibit A. The One Yen Stock Acquisition Rights shall be governed by the terms of this Agreement and all of the

Exhibits attached hereto. At all times the Company shall keep available a sufficient number of shares of Common Stock as shall be required to satisfy the requirements of the One Yen Stock Acquisition Rights under this Agreement.

2. Term of One Yen Stock Acquisition Rights. Each One Yen Stock Acquisition Right shall in any event expire on the Expiration Date set forth in Exhibit C.

3. Administration.

(a) This Agreement will be administered by the Administrator. Subject to this Agreement the Administrator will have full power to implement and carry out this Agreement. The Administrator will have the authority to:

(i) construe and interpret this Agreement;

(ii) prescribe, amend and rescind rules and regulations relating to the One Yen Stock Acquisition Rights;

(iii) determine the number of shares of Common Stock or other consideration subject to One Yen Stock Acquisition Rights;

(iv) grant waivers of Agreement or One Yen Stock Acquisition Right conditions;

(v) determine the vesting, exercisability and payment of the One Yen Stock Acquisition Rights;

(vi) correct any defect, supply any omission or reconcile any inconsistency in this Agreement or the One Yen Stock Acquisition Rights;

(vii) adopt terms and conditions, rules and procedures relating to the operation and administration of this Agreement to accommodate requirements of relevant law and procedures;

(viii) make all other determinations necessary or advisable for the administration of this Agreement; and

(ix) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law.

(b) Any determination made by the Administrator with respect to the One Yen Stock Acquisition Rights shall be made in its sole discretion, unless in contravention of any express term of this Agreement, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in this Agreement. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and the Holder. The Administrator may delegate to one or more executive officers the authority to review and resolve disputes with respect to One Yen Stock Acquisition Rights held by the Holder.

4. Vesting and Automatic Acquisition of One Yen Stock Acquisition Right.

(a) Notwithstanding the Terms and Conditions of One Yen Stock Acquisition Rights, the One Yen Stock Acquisition Rights shall be vested and exercisable, in whole or in part, according to the vesting schedule specified in Exhibit C.

(b) On the 30th day following the applicable vesting date under the vesting schedule set forth on Exhibit C, the One Yen Stock Acquisition Rights shall automatically be acquired by the Company from the Holder pursuant to Section8(iii) of the Terms and Conditions of One Yen Stock Acquisition Rights and in accordance with the applicable law and, in exchange, the Company shall issue shares of Common Stock (the “Automatic Acquisition”), but in no event later than March 15, following the year in which the One Yen Stock Acquisition Rights vest and become exercisable.

(c) Notwithstanding anything to the contrary provided in the Terms and Conditions of One Yen Stock Acquisition Rights and this Agreement, the Holder may not exercise the One Yen Stock Acquisition Rights.

5. Voting and Dividends. The Holder will not have any of the rights of a stockholder with respect to any shares of Common Stock until the shares of Common Stock are issued to the Holder. After shares of Common Stock are issued to the Holder, the Holder will be a stockholder and have all the rights of a stockholder with respect to such shares of Common Stock, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares of Common Stock.

6. Termination.

(a) The Holder’s Service will be considered terminated as of the date the Holder is no longer providing Services to the Company, its Parent or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Holder is employed or the terms of the Holder’s employment agreement, if any) (the “Termination Date”). The Administrator shall have the exclusive discretion to determine when the Holder is no longer actively providing Services for purposes of this Agreement (including whether the Holder may still be considered to be providing Services while on an approved leave of absence). The Holder’s right to vest in any One Yen Stock Acquisition Rights under this Agreement, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., the Holder’s period of Services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Holder are employed or the terms of the Holder’s employment agreement, if any).

(b) Following the Termination Date, any One Yen Stock Acquisition Rights that have vested in accordance with Section 4(b) hereof, shall be automatically acquired by the Company in accordance with Section 4(b). On the 30th day following the Termination Date any One Yen Stock Acquisition Rights that vest on the Termination Date shall automatically be acquired by the Company from the Holder pursuant to Section 8(iii) of the Terms and Conditions of One Yen Stock Acquisition Rights and in accordance with the applicable law and, in exchange, the Company shall issue shares of Common Stock (the “Automatic Termination Acquisition”), but in no event later than March 15, following the year in which the One Yen Stock Acquisition Rights vest and become exercisable.

(c) Other than as provided in Section 6, following the Termination Date any unvested One Yen Stock Acquisition Rights shall be automatically forfeited. In the event One Yen Stock Acquisition Rights terminate or expire, or are forfeited, for any reason, including those set forth in Section 6, all such One Yen Stock Acquisition Rights shall be deemed to have been waived by the Holder.

7. Non-Transferability of One Yen Stock Acquisition Rights. The One Yen Stock Acquisition Rights and any interest therein may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Administrator on a case-by-case basis. The Company may, in its sole discretion, allow the Holder to transfer such One Yen Stock Acquisition Right as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing the Holder’s household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which the Holder or one or more of these persons control the management of assets, and any entity in which the Holder or one or more of these persons own more than 50% of the voting interest. The Company may, in its sole discretion, allow the Holder to transfer the One Yen Stock Acquisition Rights to the Holder’s spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Company will allow the Holder to transfer such One Yen Stock Acquisition Rights only if both the Holder and the transferee(s) execute the forms prescribed by the Company, which include the consent of the transferee(s) to be bound by this Agreement. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Holder.

8. Adjustment of Shares of Common Stock. If the number of outstanding shares of Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the number of shares of Common Stock subject to outstanding One Yen Stock Acquisition Rights shall be proportionately adjusted pursuant to the applicable provisions of the Terms and Conditions of One Yen Stock Acquisition Rights; provided that fractions of a share of Common Stock will not be issued.

9. Corporate Transactions. In the event of a Corporate Transaction, One Yen Stock Acquisition Rights need not be treated similarly in a Corporate Transaction and:

(a) any or all One Yen Stock Acquisition Rights may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on the Holder;

(b) the successor corporation may substitute equivalent One Yen Stock Acquisition Rights or provide substantially similar consideration to the Holder as was provided to stockholders (after taking into account the existing provisions of the One Yen Stock Acquisition Rights);

(c) in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute One Yen Stock Acquisition Rights, as provided in this Agreement, pursuant to a Corporate Transaction, (i) then notwithstanding any other provision in this Agreement to the contrary, such One Yen Stock Acquisition Rights will expire on such transaction at such time and on such conditions as the Administrator will determine and (ii) the Administrator will notify the Holder in writing or electronically that such One Yen Stock Acquisition Rights will be exercisable for a period of time determined by the Administrator in its sole discretion, and such One Yen Stock Acquisition Right will terminate upon the expiration of such period;

(d) the Administrator may, in its sole discretion, accelerate the vesting of any One Yen Stock Acquisition Rights in connection with a Corporate Transaction.

10. Tax Consequences. The Holder should consult a tax advisor for tax consequences relating to the One Yen Stock Acquisition Rights in the jurisdiction in which the Holder is subject to tax. The Holder acknowledges that, regardless of any action taken by the Company or, if different, the Holder’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Holder’s One Yen Stock Acquisition Rights and legally applicable to the Holder (“Tax-Related Items”), is and remains the Holder’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Holder further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the One Yen Stock Acquisition Right, including, but not limited to, the grant, vesting, Automatic Acquisition or Automatic Termination Acquisition, of the One Yen Stock Acquisition Rights, the subsequent sale of shares of Common Stock acquired pursuant to such Automatic Acquisition or Automatic Termination Acquisition and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the One Yen Stock Acquisition Right to reduce or eliminate the Holder’s liability for Tax-Related Items or achieve any particular tax result. Further, the Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. THE HOLDER SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH THE HOLDER RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE ONE YEN STOCK ACQUISITION RIGHTS OR DISPOSING OF THE SHARES OF COMMON STOCK.

11. Withholding Taxes.

(a) Prior to any relevant taxable or tax withholding event, as applicable, the Holder shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer in accordance with applicable law. In this regard, to the extent permitted by applicable law, the Holder authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Holder (i) from the Holder’s wages or other cash compensation paid to the Holder by the Company and/or the Employer, or (ii) by means of any other arrangement approved by the Company. The Holder shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Holder’s acquisition of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the Automatic Acquisition or Automatic Termination Acquisition provisions set forth in the Agreement and the Terms and Conditions of One Yen Stock Acquisition Rights and refuse to deliver the shares of Common Stock if the Holder fails to comply with the Holder’s obligations in connection with the Tax-Related Items as described in this Section.

(b) Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates.

12. Acknowledgement. The Company and the Holder agree that the One Yen Stock Acquisition Rights are granted under and governed under the terms of this Agreement and all Exhibits attached hereto including the Terms and Conditions of One Yen Stock Acquisition Rights. The Holder: (a) acknowledges receipt of a copy of this Agreement and all Exhibits attached hereto including the Terms and Conditions of One Yen Stock Acquisition Rights, (b) represents that the Holder has carefully read and is familiar with their provisions, and (c) hereby accepts the One Yen Stock Acquisition Rights subject to all of the terms and conditions set forth in this Agreement and all Exhibits attached hereto including the Terms and Conditions of One Yen Stock Acquisition Rights. The Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to this Agreement.

13. Certificates. Unless otherwise provided by the Administrator, the Company shall not issue any certificates. All shares of Common Stock or other securities whether or not certificated, delivered under this Agreement will be subject to such stock transfer orders, legends and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the shares of Common Stock may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the shares of Common Stock are subject.

14. Insider Trading Restrictions/Market Abuse Laws. The Holder shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company, and depending on his or her country, Holder may now or in the future be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell shares of Common Stock under this

Agreement during such times as the Holder is considered to have “inside information” or “material fact” regarding the Company (as defined by the laws in Holder’s country or in Japan). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.

15. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the One Yen Stock Acquisition Rights and on any shares of Common Stock acquired pursuant to the Automatic Acquisition or the Automatic Termination Acquisition, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

16. Disposition of Shares. Holder hereby agrees that upon Automatic Acquisition or the Automatic Termination Acquisition, Holder shall make no disposition of the shares of Common Stock (other than as permitted by this Agreement) unless and until:

(a) Holder shall have notified the Company of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition;

(b) Holder shall have complied with all requirements of this Agreement applicable to the disposition of the shares of Common Stock; and

(c) Holder shall have provided the Company with written assurances, in form and substance satisfactory to counsel for the Company, that (i) the proposed disposition does not require registration of the shares of Common Stock under the Securities Act or (ii) all appropriate actions necessary for compliance with the registration requirements of the Securities Act or of any exemption from registration available under the Securities Act have been taken.

17. Appendix. Notwithstanding any provisions in this Agreement, the One Yen Stock Acquisition Right grant shall be subject to any special terms and conditions set forth in the Exhibit F for the Holder’s country.

18. Consent to Electronic Delivery of Documents and Disclosures; Language. By the Holder’s acceptance of the One Yen Stock Acquisition Right, the Holder consents to the electronic delivery of this Agreement and any applicable documents including account statements, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the One Yen Stock Acquisition Right. Electronic delivery may include the delivery of a link to a Company intranet, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. The Holder acknowledges that the Holder may receive from the Company a paper copy of any documents delivered electronically at no cost if the Holder contacts the Company by telephone, through a postal service or electronic mail. The Holder further acknowledges that the Holder will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, the Holder understands that the Holder must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, the Holder understands that the Holder’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if the Holder has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail. Finally, the Holder understands that the Holder is not required to consent to electronic delivery. To the extent the Holder has been provided with a copy of this Agreement or any other documents relating to the grant in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation; provided, however, that the Terms and Conditions of One Yen Stock Acquisition Rights in Japanese will prevail the Terms and Conditions of One Yen Stock Acquisition Rights in a language other than Japanese.

19. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate the Holder’s Service, for any reason, with or without cause.

20. Code Section 409A.

(a) Under Section 409A of the Code and the regulations thereunder (“Section 409A”), an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share of Common Stock exercise price that is determined by the U.S. Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a share of Common Stock on the date of grant (a “discount option”) or that covers other than “service recipient stock” (as defined under Code Section 409A) may be considered “deferred compensation.” An option that is a “discount option” or that covers other than service recipient stock may result in (i) income recognition by Holder prior to the exercise of the One Yen Stock Acquisition Right, (ii) an additional twenty percent (20%) U.S. federal income tax, and (iii) potential penalty and interest charges. The option may also result in additional state income, penalty and interest charges to the Holder. Holder acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per share of Common Stock exercise price of this One Yen Stock Acquisition Right equals or exceeds the Fair Market Value of a share of Common Stock on the date of grant or that the shares of Common Stock covered by this One Yen Stock Acquisition Right will be classified as service recipient stock in a later examination. Holder agrees that if the IRS determines that the One Yen Stock Acquisition Right was granted with a per share of Common Stock exercise price that was less than the Fair Market Value of a share of Common Stock on the date of grant or covers other than service recipient stock, Holder shall be solely responsible for Holder’s costs related to such a determination.

(b) For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a separation from service as defined in Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with the Holder’s termination of employment constitute deferred compensation subject to Section 409A, and the Holder is deemed at the time of such termination of employment to be a specified employee under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from the Holder’s separation from service from the Company or (b) the date of the Holder’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Holder including, without limitation, the additional tax for which the Holder would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this Agreement may be classified as a short-term deferral within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

21. Data Privacy.

(a) The Holder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Holder’s personal data as described in this Agreement and any other One Yen Stock Acquisition Rights grant materials by and among, as applicable, the Employer, the Company and its Parent, and Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s One Yen Stock Acquisition Rights (the “Data”).

(b) The Holder understands that the Company and the Employer may hold certain personal information about the Holder, including, but not limited to, the Holder’s name, home address and telephone number, date of birth, social insurance number or other identification number (if any), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all One Yen Stock Acquisition Rights or any other entitlement to shares of Common Stock awarded, canceled, exercised, acquired, vested, unvested or outstanding in the Holder’s favor, for the exclusive purpose of implementing, administering and managing the One Yen Stock Acquisition Rights.

(c) The Holder understands that Data may be transferred to a Company-designated broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the One Yen Stock Acquisition Rights. The Holder understands that the recipients of the Data may be located in Japan, the United States or elsewhere, and that the recipient’s country (e.g., Japan, the United States) may have different data privacy laws and protections than the Holder’s country. The Holder understands that the Holder may request a list with the names and addresses of any potential recipients of the Data by contacting the Holder’s local human resources representative. The Holder authorizes the Company, its designated broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the One Yen Stock Acquisition Rights to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Holder’s One Yen Stock Acquisition Rights. The Holder understands that Data will be held only as long as is necessary to implement, administer and manage the Holder’s One Yen Stock Acquisition Rights. The Holder understands that the Holder may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Holder’s local human resources representative. Further, the Holder understands that the Holder is providing the consents herein on a purely voluntary basis. If the Holder does not consent, or if the Holder later seeks to revoke the Holder’s consent, the Holder’s employment status or Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Holder’s consent is that the Company would not be able to grant the Holder options or other equity awards or administer or maintain such awards. Therefore, the Holder understands that refusing or withdrawing the Holder’s consent may affect the Holder’s ability to receive the compensation through the One Yen Stock Acquisition Rights. For more information on the consequences of the Holder’s refusal to consent or withdrawal of consent, the Holder understands that the Holder may contact the Holder’s local human resources representative.

22. Nature of Grant. In accepting the One Yen Stock Acquisition Right, the Holder acknowledges, understand and agree that:

(a) the grant of the One Yen Stock Acquisition Rights are voluntary and occasional and does not create any contractual or other right to receive future grants of options, stock acquisition rights, or benefits in lieu of options, even if options have been granted in the past;

(b) all decisions with respect to future options, stock acquisition rights or other grants, if any, will be at the sole discretion of the Company;

(c) the One Yen Stock Acquisition Right grants shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Parent, or Subsidiary, and shall not interfere with the ability of the Company, the Employer or any Parent, or Subsidiary, as applicable, to terminate the Holder’s employment or Service;

(d) the One Yen Stock Acquisition Rights and any shares of Common Stock acquired as a result of the Automatic Acquisition or the Automatic Termination Acquisition are not intended to replace any pension rights or compensation;

(e) the One Yen Stock Acquisition Rights and any shares of Common Stock acquired as a result of the Automatic Acquisition or the Automatic Termination Acquisition and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the shares of Common Stock underlying the One Yen Stock Acquisition Rights is unknown, indeterminable, and cannot be predicted with certainty;

(g) if the underlying shares of Common Stock do not increase in value, the One Yen Stock Acquisition Rights will have no value;

(h) if the Holder acquires shares of Common Stock pursuant to the Automatic Acquisition or the Automatic Termination Acquisition, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the One Yen Stock Acquisition Rights resulting from the Holder ceasing to provide Services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Holder is employed or the terms of the Holder’s employment agreement, if any), and in consideration of the grant of the One Yen Stock Acquisition Right to which the Holder is otherwise not entitled, the Holder irrevocably agrees never to institute any claim against the Company, its Parent, any of its Subsidiaries or the Employer, waive the Holder’s ability, if any, to bring any such claim, and release the Company, its Parent, Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, Holder hereby irrevocably agrees not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) unless otherwise provided by the Company in its discretion, the One Yen Stock Acquisition Rights and the benefits evidenced by this Agreement do not create any entitlement to have the One Yen Stock Acquisition Rights or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(k) the One Yen Stock Acquisition Rights and the shares of Common Stock subject to the One Yen Stock Acquisition Rights are not part of normal or expected compensation or salary for any purpose; and

(l) the Holder acknowledges and agrees that neither the Company, the Employer nor any Parent, or Subsidiary shall be liable for any foreign exchange rate fluctuation between the Holder’s local currency and the United States Dollar or Japanese yen that may affect the value of the One Yen Stock Acquisition Rights or of any amounts due to the Holder pursuant to the Automatic Acquisition or the Automatic Termination Acquisition or the subsequent sale of any shares of Common Stock acquired upon exercise.

23. Entire Agreement. This Agreement and all Exhibits attached hereto constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the shares of Common Stock hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement unless the Agreement permits the Administrator to amend such provision without the consent of the Holder. The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

24. Governing Law; Venue; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of Japan, without giving effect to principles of conflicts of law. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by this Agreement, will be brought and heard exclusively in the Tokyo District Court. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Holder has executed this Agreement, effective as of the date first set forth above and by accepting (whether in writing, electronically or otherwise) this Agreement, Holder and the Company agree that all One Yen Stock Acquisition Rights are granted under and governed by the terms and conditions of this Agreement and all Exhibits attached hereto.

HOLDER	KUBOTA PHARMACEUTICAL HOLDINGS CO., LTD.

Signature:	By:
Print Name:	Its:

EXHIBIT A

DEFINITIONS

Unless otherwise defined, capitalized terms used in this Agreement and the Terms and Conditions of One Yen Stock Acquisition Rights attached as Exhibit D shall have the following meanings below unless otherwise defined:

“Administrator” means the Board.

“Board” means the board of directors of the Company.

“Cause” means, unless otherwise defined in an agreement between the Holder and the Company, (a) Holder’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (b) Holder’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure by Holder of any proprietary information or trade secrets of the Company or any other party to whom the Holder owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (d) Holder’s willful breach of any of his or her obligations under any written agreement or covenant with the Company;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the common stock of the Company.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by member of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Corporate Transaction; provided, however, that, a transaction will not be deemed a Corporate Transaction unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company);

“Director” means a member of the Board.

“Disability” means in the case of other One Yen Stock Acquisition Rights, that the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Employee” means any person, including officers and directors, providing services as an employee to the Company or any Parent or Subsidiary of the Company; provided, however, neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of a share of the Common Stock determined as follows:

(i) if such shares of Common Stock is publicly traded and is then listed on Tokyo Stock Exchange, its closing price on the date of determination on Tokyo Stock Exchange on which the shares of Common Stock is listed or admitted to trading as reported in Nihon Keizai Shinbun or such other source as the Administrator deems reliable;

(ii) if such shares of Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in such source as the Administrator deems reliable; or

(iii) if none of the foregoing is applicable, by the Administrator in good faith.

“Good Reason” means, unless otherwise defined in an agreement between the Holder and the Company, the occurrence of any of the following, in each case taken without the Holder’s written consent: (i) a material reduction in the Holder’s duties, authority or responsibilities, it being understood that a reduction in the Holder’s responsibilities or authority shall not constitute Good Reason if there is no demotion in the Holder’s title or position or reduction of the scope of the Holder’s duties within the Company; (ii) a material reduction in the Holder’s base salary (and for purposes hereof, “material” means a reduction greater than 10% other than an equivalent percentage reduction in annual base salaries that applies to similarly situated employees of the Company); or (iii) the relocation of the Company’s principal place of business to a location that is outside a 50 mile radius of the Company’s principal place of business as of the date immediately prior to such relocation. Notwithstanding the foregoing, the Holder cannot terminate the Holder’s employment for Good Reason unless the Holder (A) has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) calendar days of the initial existence of such grounds, (B) the Company has failed to cure such circumstances within thirty (30) calendar days after receipt of such notice, and (C) the Holder resigns the Holder’s employment within thirty (30) calendar days of such 30-day cure period.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service” means service as an Employee, Consultant, or Director to the Company or a Parent or Subsidiary of the Company. An Employee will not be deemed to have ceased to provide Service in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Administrator; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Board and issued and promulgated to employees in writing. In the case of any Employee on an approved leave of absence, the Administrator may make such provisions respecting suspension of vesting of an One Yen Stock Acquisition Rights while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an One Yen Stock Acquisition Right be exercised after the expiration of the term set forth in Exhibit B, as applicable. In the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Holder’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to One Yen Stock Acquisition Rights to the same extent as would have applied had the Holder continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. An Employee shall have terminated employment as of the date he or she ceases to provide services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the Administrator, in its discretion. The Administrator will have sole discretion to determine whether a Holder has ceased to provide Services and the effective date on which the Holder ceased to provide Services.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

EXHIBIT B

LIST OF HOLDER’S RESTRICTED STOCK UNITS

Date of Grant	No. of Shares of Common Stock	Original Date of Grant	Substitution Share Acquisition Rights Grant No.

EXHIBIT C

SUBSTITUTION SHARE ACQUISITION RIGHTS GRANT NO.

[INCLUDE FOR EACH GRANT SET FORTH ON EXHIBIT B]

The Holder has been granted share acquisition rights (“Share Acquisition Rights”) in accordance with the Agreement between the Holder and the Company, dated                      (the “Agreement”) and subject to the terms, and subject to the conditions, described below and set forth in the Agreement and all Exhibits attached thereto.

Name of Holder	[Name]

Address of Holder	[Address]

Type of Share Acquisition Rights:	[Series] Share Acquisition Rights

Total Number of Share	[Number]

Acquisition Rights:

Exercise Price Per Share:	1 Yen

Date of Grant of Acucela RSU:	[Date]

Date of Grant of Substituted
One Yen Stock Acquisition Right:	[Date]

Vesting Commencement Date:	[Date]

Expiration Date:	[Date]

Type of Share Acquisition Right:	These Share Acquisition Rights are not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code and is a nonqualified stock option.

Vesting Schedule:	shares of Common Stock subject to the One Yen Stock Acquisition Right are vested as of the date hereof.

The One Yen Stock Acquisition Right vests as follows:

[One fourth (1/4th) of the shares of Common Stock subject to the Share Acquisition Rights shall become exercisable on the 1 year anniversary of the Vesting Commencement Date, with one thirty sixth (1/36th) of the remaining shares of Common Stock subject to the Share Acquisition Rights becoming exercisable at the end of each full calendar month thereafter, until all of such shares of Common Stock are exercisable, provided that the Holder continues to provide Service on such dates.]

The One Yen Stock Acquisition Rights granted hereunder may be subject to other vesting terms including acceleration as set forth in any agreement between the Holder and the Company.

EXHIBIT D

TERMS AND CONDITIONS OF [                ] SHARE ACQUISITION RIGHTS

(1) Name of Share Acquisition Rights

Kubota Pharmaceutical Holdings Co., Ltd. the [Series] Share Acquisition Right (the “Share Acquisition Right”)

(2) Total number of Share Acquisition Rights

[778,154]. The number of shares to be acquired upon exercise of one (1) Share Acquisition Right (the “Number of Shares per Right”) equals one (1) share; provided, however, that, if the total number of shares of common stock of the Company that are subject to the Share Acquisition Rights has been adjusted pursuant to Section (3) below, the Number of Shares per Right shall be adjusted accordingly.

(3) Type and Number of Shares Subject to Share Acquisition Rights

[778,154] shares of common stock in Kubota Pharmaceutical Holdings Co., Ltd. (the “Company”)

In the event of stock split, stock consolidation, gratis allotment in the shares of common stock of the Company or other similar changes in the capital structure of the Company, the number of shares of common stock of the Company that are subject to the Share Acquisition Rights will be adjusted using the following formula, subject to any required action by the Company or applicable law; provided, however, that such adjustment shall only apply to the shares of common stock of the Company that are subject to the Share Acquisition Rights with respect to which the exercise thereof has not yet become effective at the time of such stock split, stock consolidation, gratis allotment in the shares of common stock of the Company or other similar changes in the capital structure of the Company. Any fraction of a share of common stock of the Company resulting from such adjustment shall be rounded down to the nearest whole share of common stock of the Company.

Number of shares of common stock of the Company after adjustment	=	(Number of shares of common stock of the Company before adjustment)	×	(ratio of stock split, stock consolidation, gratis allotment or other similar changes in the capital structure of the Company)

For the purposes of this Terms and Conditions, “ratio of gratis allotment” means (i) the number of outstanding shares of common stock of the Company (excluding the number of treasury shares held by the Company) as of the applicable date of the number of shares of common stock of the Company after adjustment divided by (ii) the number of outstanding shares of common stock of the Company (excluding the number of treasury shares held by the Company) as of one day prior to the applicable date of the number of shares of common stock of the Company after adjustment.

(4) Description and Value of the Asset to be Contributed upon Exercise of Share Acquisition Rights

The asset to be contributed to the Company upon exercise of Share Acquisition Rights will be cash.

The value of the asset to be contributed in consideration for one (1) share of common stock of the Company upon exercise of the Share Acquisition Right (the “Exercise Price”) shall be 1 Yen.

(5) Exercise Period of Share Acquisition Rights

From [Date] (Japan Time) to [Date] (Japan Time) (the “Expiration Date”).

(6) Matters relating to Stated Capital and Capital Reserve to be Increased by Issuance of New Shares of Common Stock of the Company upon Exercise of Share Acquisition Rights

(i) The amount of stated capital of the Company to be increased by the issuance of shares of common stock of the Company upon exercise of the Share Acquisition Rights will be one-half of the maximum amount of increase of stated capital calculated in accordance with Article 17 of the Corporate Calculation Rules. Any amount less than one yen resulting from the calculation will be rounded up to the nearest yen.

(ii) The amount of capital reserves of the Company to be increased by the issuance of shares of common stock of the Company upon exercise of the Share Acquisition Rights will be the maximum amount of increase of stated capital described in (i) above less the amount of stated capital to be increased as set out in (i) above.

(7) Restrictions on Acquisition of Share Acquisition Rights by Assignment

Any acquisition of Share Acquisition Rights by assignment must be approved by the board of directors of the Company.

(8) Acquisition of Share Acquisition Rights by the Company

(i) In the event (a) a merger agreement whereby the Company will become an absorbed company, (b) a share exchange agreement or a share transfer plan whereby the Company will become a wholly owned subsidiary company, or (c) an absorption-type corporate split agreement or an incorporation-type corporate split plan whereby the Company will become a splitting company (only limited to a corporate split whereby all or substantially all of the assets of the Company will be transferred) is approved by the general meeting of shareholders of the Company (or the board of directors of the Company if the approval at the general meeting of shareholders is not required), the Company may acquire the Share Acquisition Rights without consideration upon such date as determined by the board of directors of the Company.

(ii) In the event that a holder of the Share Acquisition Rights becomes unable to exercise its Share Acquisition Rights pursuant to the agreement to be executed between the Company and the holder, the Company may acquire the Share Acquisition Rights held by such holder without consideration upon such date as determined by the board of directors of the Company.

(iii) The Company may acquire all or part of such Share Acquisition Rights held by such holder as determined by the board of directors of the Company with the consideration of Number of Shares per Right per each Share Acquisition Right upon such date as determined by the board of directors of the Company.

(9) Grant of Share Acquisition Rights and its Conditions in Case of Merger (Limited to the Merger where the Company is an Absorbed Company), Absorption-type Corporate Split, Incorporation-type Corporate Split, Share Exchange or Share Transfer.

In the case of a merger (limited to the merger where the Company is an absorbed company), absorption-type corporate split, incorporation-type corporate split, share exchange or share transfer (the “Reorganization”), share acquisition rights of the constituent company provided for in, Article 236, Paragraph (1), Item (8), Sub items (a) to (e) of the Companies Act of Japan (the “Successor Company”) will be granted to the holders of the Share Acquisition Rights which have not been exercised at the time when such Reorganization has become effective, in exchange for such Share Acquisition Rights in accordance with the following provisions; provided, however, that such share acquisition rights will be granted only if a merger agreement, an absorption-type corporate split agreement, an incorporation-type corporate split plan, a share exchange agreement or a share transfer plan provides that such share acquisition rights of the Successor Company will be granted.

(i) The total number of the Successor Company’s share acquisition rights granted thereunder

The number reasonably determined, based on the number of the Share Acquisition Rights held by the holder, with taking into consideration the terms and conditions of the Reorganization.

(ii) Type of shares of the Successor Company to be acquired

Common stock of the Successor Company.

(iii) Number of shares of the Successor Company that are subject to share acquisition rights granted thereunder

The number reasonably determined with taking into consideration the terms and conditions of the Reorganization.

(iv) Value of asset to be contributed upon exercise of share acquisition rights granted thereunder

The amount calculated as (i) 1 Yen, multiplied by (ii) the number of shares of the Successor Company to be acquired upon exercise of one (1) share acquisition right granted thereunder.

(v) Exercise period of share acquisition rights granted thereunder

From the effective date of the Reorganization to the Expiration Date.

(vi) Conditions of exercise of share acquisition rights granted thereunder

None.

(vii) Restrictions on acquisition of share acquisition rights granted thereunder by assignment

The same as provided for in Section (7) above.

(10) Treatment of Fractional Shares resulting from the Exercise of Share Acquisition Rights

In the event the number of shares to be delivered to the holder of the Share Acquisition Rights who exercised the Share Acquisition Rights includes a fraction of a share, such fractional number shall be rounded off.

(11) The Company will not issue certificate for the Share Acquisition Rights.

(12) Other Matters

If, due to amendment to the Companies Act of Japan or any other laws, any provision in these terms and conditions would be read differently or require some other measures, the Company will take such necessary measures.

EXHIBIT E

COUNTRY SPECIFIC PROVISIONS